Exhibit 99.1

SENETEK PLC ANNOUNCES AGREEMENT WITH SEC

Napa, California, September 17, 2004 – Senetek PLC (Nasdaq — SNTK) announced today that it reached an agreement with the Securities and Exchange Commission in settlement of an SEC inquiry into whether Senetek, by advising a research analyst on two separate occasions to reduce draft analyst estimates of future revenues and earnings, without simultaneously releasing the reduced estimates publicly, violated the SEC’s Regulation FD. The SEC inquiry was initiated when Senetek voluntarily notified the SEC that it had been advised by its counsel that in providing the information to analysts, Senetek may have violated Regulation FD.

In settlement of the matter, and without admitting or denying the findings of the SEC contained in the order, Senetek consented to the entry of an order by the SEC finding that Senetek’s communication of the information to the analysts without simultaneously or promptly releasing the information to the public violated Regulation FD, and ordering Senetek to cease and desist from causing future violations of Regulation FD. The SEC order notes that in determining to accept Senetek’s offer of settlement, the SEC considered the remedial acts promptly undertaken by Senetek and the cooperation afforded by Senetek to the staff of the SEC. The SEC took no action against any individual at Senetek and imposed no monetary penalty.

“We are pleased to have this matter behind us,” observed Frank Massino, Chairman of the Board and Chief Executive Officer of Senetek. “We cooperated fully with the SEC in resolving the matter. We have developed and implemented new internal procedures to assure that all future communications are made in full compliance with the provisions of Regulation FD.”

Senetek PLC Investor Relations Contact:

1-707-226-3900, ext. 102

Email: Pknopick@eandecommunications.com